                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                     EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ /  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                     [LOGO]

                            EXPEDITORS INTERNATIONAL
                              OF WASHINGTON, INC.

                                ----------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             WEDNESDAY, MAY 3, 2000

                            ------------------------

To the Shareholders of Expeditors International of Washington, Inc.

    The Annual Meeting of Shareholders of EXPEDITORS INTERNATIONAL OF WASHINGTON, INC. (the "Company") will be held at 2:00 in the afternoon, on Wednesday, May 3, 2000, at the Company's offices located at 1015 Third Avenue, Seattle, Washington, for the following purposes:

    (1) To elect seven (7) directors, each to serve until the next annual meeting of shareholders and until a successor is elected and qualified; and

    (2) To transact such other business as may properly come before the meeting.

    Shareholders of record on the books of the Company at the close of business on March 3, 2000, will be entitled to notice of and to vote at the meeting and any adjournment thereof.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          Jeffrey J. King
                                          SECRETARY

Seattle, Washington
March 17, 2000

                             YOUR VOTE IS IMPORTANT

    WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED STAMPED AND ADDRESSED ENVELOPE. THIS WILL ENSURE A QUORUM AT THE MEETING. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE AT THE MEETING IF THE PROXY IS REVOKED IN THE MANNER SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

                                     [LOGO]

                            EXPEDITORS INTERNATIONAL
                              OF WASHINGTON, INC.
                         1015 THIRD AVENUE, SUITE 1200
                           SEATTLE, WASHINGTON 98104

                            ------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 3, 2000

                            ------------------------

                         INFORMATION REGARDING PROXIES

    This proxy statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Expeditors International of Washington, Inc. (the "Company") for use at the annual meeting of shareholders (the "Annual Meeting") to be held at the Company's offices at 1015 Third Avenue, Seattle, Washington on Wednesday,
May 3, 2000, at 2:00 p.m. local time, and at any adjournment or adjournments thereof. Only shareholders of record on the books of the Company at the close of business on March 3, 2000 (the "Record Date") will be entitled to notice of and to vote at the meeting. It is anticipated that these proxy solicitation materials and a copy of the Company's 1999 Annual Report to Shareholders will be mailed to shareholders on or about March 17, 2000.

    If the accompanying form of proxy is properly executed and returned, the shares represented thereby will be voted in accordance with the instructions specified thereon. In the absence of instructions to the contrary, such shares will be voted for all of the nominees for the Company's Board of Directors listed in this proxy statement and in the form of proxy. Any shareholder executing a proxy has the power to revoke it at any time prior to the voting thereof on any matter (without, however, affecting any vote taken prior to such revocation) by delivering written notice to the Secretary of the Company, by executing and delivering to the Company another proxy dated as of a later date or by voting in person at the meeting.

                               VOTING SECURITIES

    The only outstanding voting securities of the Company are shares of common stock, $.01 par value (the "Common Stock"). As of the Record Date, there were 50,705,434 shares of Common Stock issued and outstanding, and each such share is entitled to one vote at the Annual Meeting. The presence in person or by proxy of holders of record of a majority of the outstanding shares of Common Stock is required to constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock underlying abstentions and broker non-votes will be considered present at the Annual Meeting for the purpose of determining whether a quorum is present.

    Under Washington law and the Company's charter documents, if a quorum is present, the seven nominees for election to the Board of Directors who receive the greatest number of votes cast by persons present in person at the Annual Meeting or represented by proxy shall be elected Directors. Abstentions and broker non-votes will have no effect on the election of directors.

    Proxies and ballots will be received and tabulated by First Chicago Trust Division of EquiServe, L.P., an independent business entity not affiliated with the Company.

    The Common Stock is listed for trading on the NASDAQ National Market under the symbol EXPD. The last sale price for the Common Stock, as reported by NASDAQ on March 3, 2000, was $39.00 per share.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

    The following table sets forth information, as of March 3, 2000, with respect to all shareholders known by the Company to be beneficial owners of more than five percent of its outstanding Common Stock. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

                                                              AMOUNT AND
                                                              NATURE OF
                                                              BENEFICIAL   PERCENT
NAME AND ADDRESS                                              OWNERSHIP    OF CLASS
----------------                                              ----------   --------
Ruane, Cunniff & Co., Inc. (1)..............................  9,601,662     18.94%
  767 Fifth Avenue
  New York, NY 10153-4798
Franklin Resources, Inc. (2)................................  3,666,277      7.23%
  777 Mariners Island Blvd.
  San Mateo, CA 94404
FMR Corp. (3)...............................................  2,869,740      5.66%
  82 Devonshire Street
  Boston, MA 02109

------------------------

(1) The holding shown is as of December 31, 1999, according to Schedule 13G dated February 10, 2000 filed by Ruane, Cunniff & Co., Inc. ("Ruane"), a broker or dealer and an investment advisor. Ruane reports that it has sole voting power with respect to 2,573,346 shares.

(2) The holding shown is as of December 31, 1999, according to a joint statement on Schedule 13G dated January 19, 2000 filed by Franklin Resources, Inc. ("FRI"), a parent holding company; Franklin Advisers, Inc., an investment advisor, Charles B. Johnson in his individual capacity as principal shareholder of FRI, and Rupert H. Johnson, Jr. in his individual capacity as principal shareholder of FRI. Franklin Advisers, Inc. reports that it has sole voting and sole dispositive power with respect to 3,578,000 shares. Franklin Management, Inc., an investment advisor subsidiary, is reported to have no sole voting power and sole dispositive power with respect to 88,277 shares.

(3) The holding shown is as of December 31, 1999, according to Schedule 13G dated February 14, 2000 filed by FMR Corp., a parent holding company on behalf of itself and Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp. and an investment adviser ("Fidelity Management"); Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp. and a bank; Edward C. Johnson 3d ("Mr. Johnson") in his individual capacity and as a predominant shareholder of FMR Corp.; and Abigail Johnson in her individual capacity and as a predominant shareholder of FMR Corp. Fidelity Management reports that it is the beneficial owner of 2,357,800 shares. FMR Corp. and Mr. Johnson report that they have sole dispositive power with respect to 2,357,800 shares and no sole voting power for these shares. Fidelity Management Trust Company reports that it is the beneficial owner of 511,940 shares. Mr. Johnson and FMR Corp. report that they have sole dispositive power over all 511,940 shares and sole voting power over 466,840 of these shares.

                       PROPOSAL 1--ELECTION OF DIRECTORS

NOMINEES

    The Company by-laws require a Board of Directors composed of not less than six nor more than nine members. With the election of Michael J. Malone as a director in August 1999, the size of the Board of Directors increased from six to seven members.

    A Board of Directors consisting of seven directors will be elected at the Annual Meeting to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. The Board of Directors has approved the nominees named below. Except for R. Jordan Gates, who has been nominated to replace Kevin M. Walsh as one of three directors also employed by the Company, all nominees named below are members of the current Board of Directors. Unless otherwise instructed, it is the intention of the persons named in the accompanying form of proxy to vote shares represented by properly executed proxies for the seven nominees of the Board of Directors named below. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them not accept the nomination, or otherwise be unwilling or unable to serve, it is intended that the proxies will be voted for the election of a substitute nominee or nominees designated by the Board of Directors.

    The following table lists the names and ages, and the amount and nature of the beneficial ownership of Common Stock of each nominee, of each of the Named Executive Officers described in the Summary Compensation Table, and all directors and executive officers as a group at March 3, 2000. Except as noted below, each person has sole voting and dispositive powers with respect to the shares shown.

                                                                         AMOUNT AND NATURE
                                                                           OF BENEFICIAL     PERCENT
NAME                                                            AGE          OWNERSHIP       OF CLASS
----                                                          --------   -----------------   --------
Nominees:
  Peter J. Rose (1).........................................     56          1,038,580        2.05%
  James L.K. Wang (2)(3)....................................     51            158,104         *
  R. Jordan Gates (4).......................................     44             77,124         *
  James J. Casey (5)........................................     67             69,400         *
  Dan P. Kourkoumelis (5)...................................     48             56,000         *
  Michael J. Malone.........................................     55                  0         *
  John W. Meisenbach (6)....................................     63            124,000         *

Additional Named Executives:
  Glenn M. Alger (7)........................................     43            813,776        1.60%
  Michael R. Claydon (8)(9).................................     52            244,828         *
  Rommel C. Saber (10)......................................     42            134,116         *
  All directors and executive officers as a group
    (20 persons) (2)(8)(11).................................                 3,490,254        6.88%

------------------------

*   Less than 1%

(1) Includes 260,000 shares subject to purchase options exercisable within sixty days.

(2) Does not include 402,104 shares gifted to and held by a child of Mr. Wang, as to which Mr. Wang disclaims beneficial ownership.

(3) Includes 120,000 shares subject to purchase options exercisable within sixty days.

(4) Includes 62,000 shares subject to purchase options exercisable within sixty days.

(5) Includes 56,000 shares subject to purchase options exercisable within sixty days.

(6) Includes 24,000 shares subject to purchase options exercisable within sixty days.

(7) Includes 455,000 shares subject to purchase options exercisable within sixty days.

(8) Does not include 1,000 shares held by a child of Mr. Claydon, as to which Mr. Claydon disclaims beneficial ownership.

(9) Includes 183,000 shares subject to purchase options exercisable within sixty days.

(10) Includes 101,000 shares subject to purchase options exercisable within sixty days.

(11) Includes 1,843,500 shares subject to purchase options exercisable within sixty days.

                            ------------------------

    At March 3, 2000, Mr. Kevin M. Walsh owned 1,000,578 shares including 92,000 shares subject to purchase options exercisable within sixty days. Mr. Walsh currently serves as a director of the Company, but is not standing for re-election.

    All directors hold office until the next annual meeting of shareholders of the Company and until their successors are elected and qualified.

    Peter J. Rose has served as a director and Vice President of the Company since July 1981. Mr. Rose was elected a Senior Vice President of the Company in May 1986, Executive Vice President in May 1987, President and Chief Executive Officer in October 1988, and Chairman and Chief Executive Officer in May 1991.

    James L.K. Wang has served as a director and the Managing Director of Expeditors International Taiwan Ltd. since September 1981 and with its successor, E.I. Freight (Taiwan), Ltd., since January 1991. In October 1988,
Mr. Wang became a director and Director-Far East of the Company and in January 1996 he was elected Executive Vice President. Mr. Wang has been nominated for re-election to the Board of Directors pursuant to a contractual undertaking made by the Company in connection with the 1984 acquisition of the Company's Hong Kong, Singapore and Taiwan offices. See "Executive Compensation-- Employment Contracts" and "Certain Transactions."

    R. Jordan Gates joined the Company as its Controller-Europe in February 1991. Mr. Gates was elected Chief Financial Officer and Treasurer of the Company in August 1994 and Senior Vice President-Chief Financial Officer and Treasurer in January 1998.

    James J. Casey became a director of the Company in May 1984. From May 1987 to December 1989, Mr. Casey was the Executive Vice President of Avia Group International, a subsidiary of Reebok and retailer of athletic shoes and sporting apparel. From December 1985 to April 1987, Mr. Casey was the Chief Operating Officer of Starbucks Coffee and Tea, a distributor of premium coffees and teas. From 1978 to November 1985, Mr. Casey was employed by Eddie
Bauer, Inc., a subsidiary of General Mills and retailer of high quality recreational and sporting apparel and equipment, in various management capacities including President-Direct Marketing.

    Dan P. Kourkoumelis became a director of the Company in March 1993. From 1967 through 1998, Mr. Kourkoumelis was employed in various positions by Quality Food Centers, Inc., a supermarket chain, and became a member of its Board of Directors in April 1991. He was appointed Executive Vice President in 1983 and Chief Operating Officer in 1987, President in 1989 and served as Chief Executive Officer from

1996 to September 1998. Mr. Kourkoumelis is a member of the Board of Directors of the Western Association of Food Chains and Briazz.

    Michael J. Malone became a director of the Company in August 1999. In 1971, Mr. Malone founded AEI Music Network, Inc. and since that date has served as the Chairman and Chief Executive Officer of this privately held supplier of music services. Mr. Malone is also the owner/operator of several premium hotel properties after first acquiring Seattle's Sorrento Hotel in 1981.

    John W. Meisenbach became a director of the Company in November 1991. Since 1962, Mr. Meisenbach has been the President and sole shareholder of Meisenbach Capital Management, a financial services company. He currently serves on the Board of Directors of Costco Companies, Inc., a wholesale membership store chain. Mr. Meisenbach is a trustee of the Elite Fund, an investment company registered under the Investment Company Act of 1940.

BOARD AND COMMITTEE MEETINGS

    The Board of Directors of the Company held one meeting during the year ended December 31, 1999 and transacted business on five occasions during the year by unanimous written consent.

    The Board of Directors has an Audit Committee which consists of Messrs. Casey, Kourkoumelis, Malone, and Meisenbach. The function of the Audit Committee is to meet with the internal financial staff of the Company and the independent public accountants engaged by the Company to review (i) the scope and findings of the annual audit, (ii) quarterly financial statements,
(iii) accounting policies and procedures and the Company's financial reporting, and (iv) the internal controls employed by the Company. The Audit Committee also recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and reviews the fees charged for audits and for any non-audit engagements. The Committee's findings and recommendations are reported to management and the Board of Directors for appropriate action. The Audit Committee held four meetings during 1999.

    The Board of Directors has a Compensation Committee which consists of Messrs. Casey, Kourkoumelis, Malone, and Meisenbach. The function of the Compensation Committee is to consider and act upon management's recommendations to the Board of Directors on salaries, bonuses and other forms of compensation for the Company's executive officers and certain other key employees. The Compensation Committee has been appointed by the Board of Directors to administer the Company's stock option plans. The Compensation Committee held two meetings during 1999.

    The Board of Directors does not have a standing Nominating Committee.

    Each director attended at least 75% of the aggregate of the total number of Board of Directors meetings and meetings of committees of the Board of Directors on which he served.

DIRECTORS' COMPENSATION

    Currently directors who are not employees of the Company are each paid an annual retainer fee of $10,000, as well as $1,000 per diem for attendance at Board of Directors or committee meetings. Pursuant to the 1993 Directors' Non-Qualified Stock Option Plan, each director who is not an employee of the Company and who is elected to office at the annual meeting of shareholders of any year will, on the first business day of the immediately succeeding month, be automatically granted an option to purchase 8,000 shares of Common Stock at the fair market value of the stock on that date.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Company operates in the highly-competitive global logistics services industry. The Company believes that the quality of its service depends upon the quality of its officers and employees. In order to succeed, the Company believes that it must be able to attract and retain qualified executives.

    The Compensation Committee of the Board of Directors was established to develop and implement compensation policies, plans and programs which seek to:

    - attract and retain key executives critical to the long-term success of the Company;

    - enhance the profitability of the Company, and thus shareholder value, by aligning closely the financial interests of the Company's senior managers with those of its shareholders; and

    - support the short- and long-term strategic goals and objectives of the Company.

    Compensation for each of the Named Executive Officers, as well as other senior executives, consists of a base salary, annual incentive bonus compensation, and long-term incentives in the form of stock options. The Compensation Committee considers the competitiveness of the entire compensation package of an executive officer relative to that paid by similar companies when determining base salaries, percentage allocation of the bonus program, and grant of stock options. The Company's objective is to offer a total compensation package which gives the executive the opportunity to be paid at a level which is superior to that offered by the Company's competitors in the global logistics services industry.

    BASE SALARY. Throughout its history, the Company has followed the policy of offering its officers and other key managers a compensation package which is weighted toward incentive-based compensation. Accordingly, the Company believes that annual base salaries of its executive officers are generally set well below competitive levels paid to senior executives with comparable qualifications, experience and responsibilities at other comparably-sized companies engaged in similar businesses as the Company. This belief is based on the general knowledge of the Compensation Committee and management of compensation practices in the industry and, in part, on a review of compensation disclosures in the proxy statements of such comparably-sized companies, including certain companies in the industry group index shown in the stock performance graph elsewhere in this proxy statement.

    Base salaries for executives are reviewed by the Compensation Committee on an annual basis as part of an overall examination of compensation. The base salary may be changed based on the Committee's decision that an individual's contribution, duties, and responsibilities to the Company have changed.

    The Compensation Committee believes that the total compensation of the Chairman and Chief Executive Officer should be closely linked to operating income, and as a result, the fixed portion (represented by base salary) of the compensation package for this position has remained at the current level since June 1, 1987.

    INCENTIVE COMPENSATION. The Company has maintained an incentive bonus program for executive officers since the inception of the Company. In
January 1985, the Compensation Committee fixed the aggregate amount of bonuses available under the program at ten percent of pre-bonus operating income. Factors considered in determining the percentage to be made available for distribution included the number of executives participating in the bonus program, as well as the level of Company operations. The Compensation Committee also considered the aggregate amount of discretionary bonuses paid to executive officers in each of the years from 1982 to 1984, which approximated ten percent of operating income during those years. The Compensation Committee believes that setting the aggregate executive bonus at a fixed percentage of operating income, with fluctuations in bonuses paid tied to actual changes in operating income, provides both a better incentive to the executives than discretionary bonuses or alternative targeted performance goals, and a more direct relationship between the executives' incentive compensation and shareholders' return. By placing emphasis on growth in operating income, any change in compensation is directly proportional to the profit responsibility of the executive team.

    On May 7, 1997, the shareholders approved and ratified the 1997 Executive Incentive Compensation Plan (the "1997 Compensation Plan") which was written to bring the long established executive incentive compensation plan into technical compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")--a section which applied to the Company for the first time in 1997. Except for Mr. Wang, all bonuses accrued for Named Executive Officers and selected other senior officers after the July 1, 1997 effective date were computed and paid from a pool consisting of ten percent of pre-bonus operating income established and maintained according to the terms of the 1997 Compensation Plan. The Compensation Committee is responsible for administration of the 1997 Compensation Plan. From the inception of the Company to March 31, 1999, Mr. Wang's bonus was paid from a share in the Company standard bonus program for operating units in the Far East under Mr. Wang's supervision. Effective April 1, 1999, Mr. Wang's bonus was computed and paid under the 1997 Compensation Plan.

    All officers of the Company who receive an annual base salary equal to or less than $120,000 are eligible for inclusion in the 1997 Compensation Plan at the discretion of the Compensation Committee and individual eligibility and allocation is determined quarterly. Prior to adoption of the 1997 Compensation Plan, inclusion in the incentive bonus program and the allocation of the aggregate amount among individual executives was determined at the beginning of each year at the discretion of senior management subject to review by the Compensation Committee.

    Any portion of the bonus pool established in the 1997 Compensation Plan which is not allocated by action of the Compensation Committee may be allocated to key officers determined to be eligible in the discretion of the Chief Executive Officer, however, such allocation shall not increase the compensation of any Named Executive Officer nor cause any individual to become a Named Executive Officer.

    The percentage of the bonus pool allocated to the Chairman and Chief Executive Officer has changed periodically to allow increased allocations to other executives and as a result of a change in the total number of participating executives. During 1999, the portion of the executive bonus pool allocated to the Chairman and Chief Executive Officer decreased by three percent as a result of changes to participant allocations.

    The 1997 Compensation Plan as adopted by the shareholders and administered by the Compensation Committee mirrors the compensation program that has been in place in each operating office since the inception of the Company. The Company has maintained a consistent compensation philosophy: offer a confident and capable individual a modest base salary and the opportunity to share in a fixed and determinable percentage of the operating profit generated by the business unit under his or her control. Growth in individual compensation will only occur in conjunction with an increase in the contribution to Company profits. Along with the branch manager, key department managers and supervisors share in the distribution of this branch bonus pool.

    Key elements of this compensation philosophy include encouraging each manager to think and act as an entrepreneur, establishing compensation levels that are not perceived as being arbitrary, developing financial rewards that are team oriented, and closely aligning the interests of the individual employee with the goals of the Company and returns to the shareholders.

    LONG-TERM INCENTIVES. The Compensation Committee believes that stock option grants afford a desirable, long-term compensation method because they closely ally the interests of management with shareholder value. During 1999, the Compensation Committee granted stock options for 998,900 shares to 509 employees including each of the Named Executive Officers. Except in the case of the Chairman and Chief Executive Officer, the Compensation Committee granted stock options based upon recommendations made by senior management. Prior to approving any stock option grants, the Compensation Committee reviews and considers factors such as the employee's current position, length of service, and any prior stock option grants.

    During the 1999 stock option review process, stock option grants for the Named Executive Officers were granted from shares authorized under the 1985 and 1997 Stock Option Plans. Like all other options issued to employees in 1999, these shares were granted with an exercise price equal to 100% of market value with 50% vesting three years from the date of grant, 75% vesting after four years, 100% vesting after five years and an expiration date ten years from the date of grant.

    Each executive officer of the Company currently holds unvested stock options. The Compensation Committee believes that unvested options promote stability in the management team and provide a continuing incentive for focus on sustained long-term growth in shareholder value.

    POST EMPLOYMENT--PERSONAL SERVICES AGREEMENT. The employment contract of the Chairman and Chief Executive Officer contains a provision calling for post employment personal services for a minimum of sixty days per year including up to twenty days of business travel annually. Subject to earlier termination as described below, the personal services agreement will run for a period of ten years or until age seventy whichever comes first. In exchange, the Chairman and Chief Executive Officer will receive an annual payment initially equal to the base salary received for the most recent twelve months of service. Payments after the first year will be indexed for changes to the CPI or similar index. In the event that retirement occurs prior to age sixty, the initial annual compensation shall be reduced by four percent for each year, or a fraction thereof, below age sixty. If the Chairman and Chief Executive Officer were to retire in 2000 the initial annual payment would be $96,800 and the agreement would run for ten years unless terminated as provided below. The contract also extends coverage under the Company standard benefits package as amended from time to time. The Chairman and Chief Executive Officer is prohibited from competing with the Company during the term of the personal services agreement. The obligation of the Company for such compensation is subject to termination in the event of death, disability or willful failure to perform and would also terminate in the event that employment was terminated with cause.

    The Compensation Committee recognizes the key role that continuity in personal relationships play in the global logistics services business. This agreement calling for personal services assures the Company of the post retirement involvement and loyalty of the Chairman and Chief Executive Officer. In addition, this agreement anticipates and facilitates the eventual orderly transition from one Chief Executive Officer to another while at the same time providing a modest incentive for the incumbent to delay retirement until at least age sixty.

    POLICY ON DEDUCTIBILITY OF COMPENSATION. Under Section 162(m) of the Code, the Federal income tax deduction for certain types of compensation paid to the Company's Chief Executive Officer and to the four highest compensated officers whose compensation must be reported to shareholders under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is limited to $1,000,000 per officer per taxable year unless such compensation meets certain requirements. The Compensation Committee believes that this limitation will not apply to compensation accrued in 1999. In making future compensation decisions, the Compensation Committee intends to take into account and mitigate to the extent feasible the effect of

Section 162(m) as it discharges its responsibilities, although in certain cases the Compensation Committee may award compensation to covered officers which is not fully deductible as a result of this limitation.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                                          James J. Casey
                                          Dan P. Kourkoumelis
                                          Michael J. Malone
                                          John W. Meisenbach

SUMMARY COMPENSATION TABLE

    The following table shows compensation paid by the Company for services rendered during fiscal years 1999, 1998, and 1997 to the person who was the Chief Executive Officer at the end of fiscal 1999 and the four other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1999 (the "Named Executive Officers").

                                                                           LONG-TERM
                                                                          COMPENSATION
                                            ANNUAL COMPENSATION              AWARDS
                                     ----------------------------------    SECURITIES
NAME AND                              FISCAL                               UNDERLYING       ALL OTHER
PRINCIPAL POSITION                     YEAR      SALARY       BONUS(1)     OPTIONS #     COMPENSATION(2)
------------------                   --------   --------     ----------   ------------   ---------------
Peter J. Rose,.....................    1999     $110,000     $1,691,991      80,000          $ 1,500
 Chairman and Chief Executive          1998      110,000      1,372,492      80,000            1,500
 Officer                               1997      110,000      1,206,265      80,000            1,500

James L.K. Wang,...................    1999      100,000      1,495,753      40,000              -0-
 Executive Vice President and          1998      100,000      1,167,327      80,000              -0-
 Director--Far East                    1997      100,000        925,000      80,000              -0-

Glenn M. Alger,....................    1999      100,000      1,276,684      15,000            1,500
 President                             1998      100,000      1,016,902      40,000            1,500
                                       1997       96,000        876,918      10,000            1,500

Michael R. Claydon,................    1999      120,000        917,498      10,000           60,953
 Senior Vice President--Europe and     1998      120,000        721,512      20,000           52,220
 Africa                                1997      120,000        625,109         -0-           36,000

Rommel C. Saber,...................    1999       90,000        922,903      20,000            1,500
 Senior Vice President--Near/          1998       80,000        730,007      10,000            1,500
 Middle East & Indian Subcontinent     1997       80,000        632,479      30,000            1,500

------------------------

(1) These amounts were paid pursuant to bonus programs in place since the inception of the Company. Since 1985, the Compensation Committee of the Board of Directors has set the aggregate amount of executive bonuses at ten percent of pre-bonus operating income. Except for Mr. Wang, all bonuses accrued after July 1, 1997 were computed and paid according to the terms of the 1997 Compensation Plan. From the inception of the Company to March 31, 1999, Mr. Wang's bonus was paid from a share in the Company standard bonus program for operating units in the Far East under Mr. Wang's supervision. Effective April 1, 1999, Mr. Wang's bonus was computed and paid under the 1997 Compensation Plan.

(2) Except with respect to Mr. Claydon, these amounts include the Company's matching contributions of $.50 for each $1.00 of employee savings, up to a maximum annual Company contribution of $1,500 per qualified employee, under an employee savings plan intended to qualify under Section 401(k) of the Code. The amounts shown for Mr. Claydon represent a 7.5% Company match of a voluntary employee contribution of not less than 5% of compensation for the prior tax year compensation made by Mr. Claydon to a defined contribution plan established for employees of the Company's United Kingdom subsidiary.

OPTION GRANT TABLE

    The following table sets forth certain information regarding options granted during 1999 to the Named Executive Officers.

                                                      OPTION GRANTS IN LAST FISCAL YEAR(1)
                                --------------------------------------------------------------------------------
                                                INDIVIDUAL GRANTS
                                --------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                NUMBER OF    % OF TOTAL                                AT ASSUMED ANNUAL RATES
                                SECURITIES    OPTIONS                                      OF STOCK PRICE
                                UNDERLYING   GRANTED TO   EXERCISE OR                  APPRECIATION FOR OPTION
                                 OPTIONS     EMPLOYEES    BASE PRICE                          TERM (3)
                                 GRANTED     IN FISCAL      ($/SH)      EXPIRATION   ---------------------------
NAME                               (1)          YEAR          (3)        DATE(2)        5% ($)        10% ($)
----                            ----------   ----------   -----------   ----------   ------------   ------------
Peter J. Rose.................    80,000         8.0         32.07       5/5/2009     1,613,600      4,089,600

James L.K. Wang...............    40,000         4.0         32.07       5/5/2009       806,800      2,044,800

Glenn M. Alger................    15,000         1.5         32.07       5/5/2009       302,550        766,800

Michael R. Claydon............    10,000         1.0         32.07       5/5/2009       201,700        511,200

Rommel C. Saber...............    20,000         2.0         32.07       5/5/2009       403,400      1,022,400

------------------------

(1) The above grants were made on May 5, 1999 pursuant to the Company's 1985 and 1997 Stock Option Plans ("Option Plans"). All options granted in fiscal 1999 are subject to a vesting schedule. Subject to earlier vesting under the conditions set forth in the Option Plans, fifty percent of the options will be exercisable commencing three years from the date of grant and twenty-five percent will be exercisable four and five years after the date of grant, respectively. See "Change in Control Arrangements."

(2) The options expire ten years after the date of grant.

(3) Realizable values are reported net of the option exercise price and ignoring tax consequences. The dollar amounts under these columns are the result of calculations using the standard 5% and 10% rates set by the Securities and Exchange Commission (the "SEC"). Actual gains, if any, on stock option exercises are dependent on future appreciation in value of all outstanding Common Stock. The potential realizable value calculation assumes that the option holder remains employed through the vesting period and then waits until the end of the option term to exercise the option.

OPTION EXERCISES AND YEAR-END OPTION VALUE TABLE

    The following table sets forth certain information as of December 31, 1999 regarding options held by the Named Executive Officers.

                                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUE
                                ----------------------------------------------------------------------------------------
                                                                      NUMBER OF
                                                                SECURITIES UNDERLYING          VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                  SHARES                        AT DECEMBER 31, 1999          AT DECEMBER 31, 1999(2)
                                ACQUIRED ON      VALUE       ---------------------------   -----------------------------
NAME                             EXERCISE     REALIZED (1)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----                            -----------   ------------   -----------   -------------   -------------   -------------
Peter J. Rose.................    180,000      $7,399,281       260,000        280,000      $10,320,850     $6,568,300
James L.K. Wang...............        -0-             -0-       120,000        200,000      $ 4,581,900     $5,728,900
Glenn M. Alger................        -0-             -0-       455,000         90,000      $18,398,638     $2,318,325
Michael R. Claydon............     20,000      $  604,113       130,500        117,500      $ 5,268,546     $3,913,094
Rommel C. Saber...............     20,000      $  735,800       101,000         79,000      $ 3,981,453     $2,093,838

------------------------

(1) Represents the difference between the closing price of the Company's Common Stock on the date of exercise and the exercise price of the options, multiplied by the number of options exercised.

(2) This value is calculated based on the closing price of the Company's Common Stock at December 31, 1999, less the exercise price multiplied by the number of in-the-money options held. The calculation ignores tax consequences. There is no guarantee that if and when these options are exercised they will have this value.

STOCK PRICE PERFORMANCE GRAPH

    The following graph shows a five year comparison of cumulative returns for the Company's Common Stock, the NASDAQ Stock Market (U.S. and Foreign) and NASDAQ Trucking and Transportation Stock Index. The total cumulative return on investment (change in month-end stock price plus reinvested dividends) for each of the periods for the Company, the NASDAQ Stock Market (U.S. and Foreign) and the NASDAQ Trucking and Transportation Index is based on the stock price or index at December 31, 1994.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.,
                      THE NASDAQ STOCK MARKET (U.S.) INDEX
                 AND THE NASDAQ TRUCKING & TRANSPORTATION INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

SYMBOL             LEGEND             NASDAQ STOCK      NASDAQ
        CRSP TOTAL RETURN INDEX FOR:     MARKET       TRUCKING &
                 EXPEDITORS              (US &      TRANSPORTATION
               INTERNATIONAL            FOREIGN)
               OF WASHINGTON,
                    INC.
12/94                        $100.00       $100.00         $100.00
3/95                          $96.55       $108.71         $104.75
6/95                         $103.71       $124.27         $114.16
9/95                         $124.45       $139.07         $117.20
12/95                        $120.70       $140.36         $116.67
3/96                         $121.28       $147.18         $127.55
6/96                         $143.60       $158.58         $126.59
9/96                         $163.29       $163.96         $121.20
12/96                        $213.28       $171.84         $128.79
3/97                         $222.55       $163.03         $126.86
6/97                         $263.58       $192.67         $145.21
9/97                         $388.99       $225.48         $170.83
12/97                        $358.11       $209.85         $164.84
3/98                         $398.80       $245.90         $186.50
6/98                         $409.99       $251.52         $175.49
9/98                         $258.57       $224.16         $127.28
12/98                        $392.06       $290.17         $148.30
3/99                         $504.08       $324.04         $140.99
6/99                         $509.21       $355.28         $165.41
9/99                         $599.72       $363.12         $148.07
12/99                        $819.33       $531.74         $158.38

*$100 INVESTED ON 12/31/94 IN STOCK OR INDEX-
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING DECEMBER 31.

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with the following Named Executive Officers which provide for the base salaries and expiration dates indicated below:

                                               CURRENT
                                             BASE ANNUAL   EXPIRATION
NAME AND CURRENT POSITION                      SALARY         DATE
-------------------------                    -----------   ----------
Peter J. Rose .............................  US$110,000      May 2000
  Chairman and Chief Executive Officer
James L.K. Wang ...........................  US$100,000      May 2000
  Executive Vice President and
  Director--Far East
Glenn M. Alger ............................  US$ 96,000      May 2000
  President
Michael R. Claydon ........................  UKL   77,500  April 2001
  Senior Vice President--Europe and Africa
Rommel C. Saber ...........................  US$ 90,000      May 2000
  Senior Vice President--Near/Middle East &
  Indian Subcontinent

    Each of the above employment agreements is automatically renewable upon expiration for additional one-year periods unless either party elects otherwise. Each agreement includes a covenant of the employee not to compete with the Company during its term and for a period of at least six months following termination, at the option of the Company, provided that no change in control shall have occurred. See "Change in Control Arrangements" below. The Company has the right to terminate any of these agreements at any time. For Messrs. Rose, Wang, Alger and Saber, if the Company terminates an agreement without cause during the term thereof, the employee is entitled to receive an amount equal to his last six-months compensation. In other circumstances, such persons will receive a lump sum payment equal to six months base salary in the event the Company elects the post employment covenant not to compete. Mr. Claydon is entitled to 12-months notice in the event employment is terminated without cause, and an additional six-months compensation in the event the Company exercises its rights under the non-competition provisions of the agreement.

CHANGE IN CONTROL ARRANGEMENTS

    The employment agreement for each executive officer allows the Company to extend the restriction on competition with the Company for at least six months following termination of the employment relationship. The extension is at the sole election of the Company unless the employee terminates the employment relationship by resigning during a specified period surrounding a "change in control," as defined below, in which case the employee may decline any offered lump sum payment and thereby avoid the accompanying restriction on competition.

    Historically, most options granted under the Company's 1985 Plan and the 1997 Plan vest at the rate of 50% three years after the date of grant, an additional 25% four years after the date of grant, and the balance five years after the date of grant. Certain options granted under the Company's 1997 Plan vest 100% after three years. However, both the 1985 Plan and the 1997 Plan provide that outstanding options will become immediately vested and fully exercisable in connection with the occurrence of a "change in control" of the Company.

    "Change in Control" means either one of the following: (i) when any person (with certain exceptions) becomes the beneficial owner, directly or indirectly, of 50% or more of the combined voting power of the Company's then outstanding securities or (ii) shareholder approval of a transaction involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

                              CERTAIN TRANSACTIONS

    In connection with the acquisition of the assets of certain Far East affiliates including Taiwan effective January 1, 1984, the Company agreed to use its best efforts, so long as James L.K. Wang remains a shareholder of the Company and is employed by the Company or any of its affiliates or exclusive agents, to cause one person nominated by Mr. Wang to be elected to the Company's Board of Directors. In addition, the Company agreed that it will make no appointment of a manager for any Far East office without prior consultation with Mr. Wang so long as he remains a shareholder of the Company and is employed by the Company or one of its affiliates or exclusive agents. Pursuant to this agreement, Mr. Wang has been nominated for re-election to the Company's Board of Directors.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

    The Company has selected KPMG LLP to continue as its principal independent public accountants for the current year. Representatives of KPMG LLP are expected to be present at the Annual Meeting and have the opportunity to make a statement, if they so desire, and to respond to appropriate questions.

                                 OTHER BUSINESS

    As of the date of this Proxy Statement, management knows of no other business which will be presented for action at the meeting. If any other business requiring a vote of the shareholders should come before the meeting, the persons designated as your proxies will vote or refrain from voting in accordance with their best judgment.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act of 1934, as amended, requires that the Company's directors, certain of its officers, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership on Form 3 and changes of ownership on Form 4 or 5 with the SEC and the National Association of Securities Dealers. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

    Based solely on its review of the copies of such forms received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the filing requirements, the Company believes that all reports required from its officers, directors and greater than ten percent beneficial owners were filed on a timely basis during 1999.

                         SHAREHOLDER PROPOSALS FOR THE
                      2001 ANNUAL MEETING OF SHAREHOLDERS

    Shareholder proposals to be presented at the 2001 Annual Meeting of Shareholders must be received by the Secretary at the Company's executive offices by November 17, 2000, in order to be included in the Company's Proxy Statement and form of proxy relating to that meeting.

    Shareholders who intend to present a proposal at the 2001 Annual Meeting of Shareholders without having the proposal included in the Company's proxy materials are required to provide appropriate notice to the Secretary at the Company's executive offices no later than January 31, 2001. Proposals which do not meet this notice requirement will be subject to discretionary voting authority granted by proxy.

                            SOLICITATION OF PROXIES

    The proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, directors and regular supervisory and executive employees of the Company, none of whom will receive any additional compensation for their services. In addition, the Company has agreed to pay the firm of Allen Nelson & Co. a fee of $4,500 plus reasonable expenses for proxy solicitation services. Solicitations of proxies may be made personally, or by mail, telephone, telegraph, facsimile or messenger.

    The Company, if requested, will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting materials to their principals. All such costs of solicitation of proxies will be paid by the Company.

                                          By Order of the
                                          Board of Directors

                                          [SIGNATURE]

                                          Jeffrey J. King
                                          Secretary

Seattle, Washington
March 17, 2000

PROXY                                                                      PROXY

                    EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Peter J. Rose and Jeffrey J. King, and each of them, as proxies, each with full power of substitution, to represent and to vote for and on behalf of the undersigned, as designated below, the number of shares of common stock of Expeditors International of Washington, Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 3, 2000, or at any adjournment thereof. The undersigned directs that this proxy be voted as indicated on the reverse side.

PLEASE MARK YOUR VOTE ON THE REVERSE SIDE, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

                           -  FOLD AND DETACH HERE  -

/X/  PLEASE MARK YOUR                                                       2910
     VOTES AS IN THIS
     EXAMPLE.


                                  FOR                   WITHHOLD
                          all nominees (except          AUTHORITY
                          as indicated to the     to vote for all nominees
                             contrary below).          named below.

1. Election of Directors:       /  /                       /  /
     P.J. Rose,
     J.L.K. Wang,
     R.J. Gates,
     J.J. Casey,  D.P. Kourkoumelis,
     M.J. Malone, J.W. Meisenbach

INSTRUCTION: To withhold authority to vote for any individual nominee, print that nominee's name in the following space:

--------------------------------------------------------------------------------

2. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed on this proxy card. The Board of Directors recommends a vote FOR all nominees designated on this proxy card. If no specification is made, all shares represented by this proxy will be voted FOR all of said nominees and will be voted in accordance with the discretion of the proxies on all other matters which may come before the meeting or any adjournment.

The undersigned hereby revokes any proxy or proxies hereunto given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof.

Please sign exactly as name appears on this proxy. If stock is held jointly, both persons should sign. Persons signing in a representative capacity should give their title.

PLEASE PROMPTLY DATE, SIGN AND RETURN THIS PROXY CARD

Signature                                        Date
          --------------------------------------       -------------------------
NOTE: Please sign exactly as name appears herein, joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.